EXHIBIT NO. 99


ROANOKE ELECTRIC STEEL CORPORATION      P.O. Box 13948
                                        Roanoke, Virginia  24038-3948
                                        Office: 1-540-342-1831
                                                1-800-765-6567
                                        FAX:    1-540-342-9437


NEWS RELEASE                       FOR IMMEDIATE RELEASE
                                   CONTACT:     T. Joe Crawford
                                                (540)  342-1831


            ROANOKE ELECTRIC STEEL ANNOUNCES INCREASE
                   IN COMMON STOCK REPURCHASE

     ROANOKE, Virginia, September 20, 1996 - - Roanoke Electric Steel Corporation (NASDAQ-NNM: RESC) today reported that at a regular meeting of the Board of Directors of the Company held September 17, 1996, the Board approved the repurchase of up to an additional 250,000 shares of the Company's common stock, from time to time in the open market and by privately negotiated transactions, as the Company deems appropriate. The Board previously had authorized a plan pursuant to which the Company could repurchase up to 500,000 shares of the Company's common stock during a twelve-month period ending April, 1997. To date, the Company has repurchased 458,000 shares of its outstanding common stock under that plan.
     The Company currently has 7,637,897 shares outstanding. Repurchased shares, to be held as authorized and unissued shares, will be available for general corporate purposes and to fund the Company's stock option plan.
     Donald G. Smith, Chairman and Chief Executive Officer of the
Company, stated:
          "The Board's action underscores the strong performance of the Company through the 1996 fiscal third quarter and reaffirms our con-fidence in the bright prospects for the Company and the future of the steel industry."

     Roanoke Electric Steel Corporation is a mini-mill producer of finished steel products, consisting of angles, plain rounds, flats, channels and reinforcing bars, which are sold to steel fabricators and steel service centers, and semi-finished steel billets, which are sold to other steel producers. Four subsidiaries are involved in various steel-related activities, consisting of steel scrap processing, steel bar joist fabrication and reinforcing bar fabrication.